AMENDMENT TO THE
TAUBMAN CENTERS, INC. CHANGE OF CONTROL SEVERANCE PROGRAM

Taubman Centers, Inc. (the “Company”) has adopted and maintains the Taubman Centers, Inc. Change of Control Severance Program, as effective May 11, 2005 (the “Plan”).

Pursuant to Section 7 of the Plan, the Company has the right to amend the Plan at any time.

The Company desires to amend the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Accordingly, the Plan is amended, effective immediately, in the following respects:

1. Section 2(v) of the Plan is amended by the addition of a new sentence at the end thereof, reading as follows:

“For purposes of this definition, ‘termination of employment’ means a ‘separation from service’ as that term is defined under Code Section 409A and the rules at Treasury Regulations Section 1.409A-1(h).”

2. Section 4(c) of the Plan is amended to read as follows:

“(c)           Welfare Benefits; Outplacement; T-I REIT Share.  A Participant entitled to a Separation Benefit will continue to be provided, during the Separation Period, with medical, dental and vision benefits, and executive long-term disability benefits (if the Participant was eligible for such executive long-term disability benefits immediately prior to the Change of Control or at any time thereafter), in each case, comparable in scope and cost to the Participant to the benefits that would have been provided if the Participant had continued to be an Associate, for the Separation Period (the ‘Welfare Benefits’); provided, that if the Participant becomes re-employed with another employer and is eligible to receive any such benefits from such employer, the benefits provided pursuant to this sentence shall terminate.  Any Company cost for any Welfare Benefits provided under the preceding sentence will be paid on a monthly basis, and the Participant will pay any Associate share of the cost of any Welfare Benefits on a monthly basis.  Any Welfare Benefit that provides for a deferral of compensation subject to Code Section 409A because it does not meet the exemption requirements under Treasury Regulations Section 1.409A-1(b)(9)(v)(B), will be made or reimbursed on or before the end of the calendar year following the calendar year in which an expense was incurred, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.  In addition, a Participant entitled to a Separation Benefit (i) will be provided with the Outplacement Benefits.  Also, a Participant entitled to a Separation Benefit shall, as of the Date of Termination, tender any T-I REIT share that was granted to such Participant by the Taubman Company Limited Partnership (the ‘Partnership’) pursuant to a Bonus Award Agreement and the Partnership shall redeem the tendered T-I REIT share for $1000, together with any accrued but unpaid dividends thereon; provided, however, that, to the extent that the tender and redemption provisions of the preceding clause apply to any T-I REIT share right and/or accrued but unpaid dividend right held by the Participant that constitutes a deferred compensation arrangement subject to Code Section 409A, such clause will not be operative to the extent it provides for any acceleration of the payment under such arrangement, and in such event, the payment terms of the arrangement will continue to solely apply.”

3. Section 4(d) of the Plan is amended to read as follows:

“(d)           Compensation; Equity-Based Awards.  Notwithstanding any provision in any plan or award agreement to the contrary, effective as of the Change of Control, each and every stock option, restricted stock award, restricted stock unit award, and other equity-based award held by the Participant that is outstanding as of the Change of Control shall immediately vest and become exercisable or payable, unless such option or award is considered to be a deferral of compensation subject to Code Section 409A, in which case it shall be vested and become exercisable or payable only as provided in its governing plan document or award and shall not be subject to the terms of this Plan.”

4. Section 4 of the Plan is amended by the addition of a new paragraph (i) at the end thereof, reading as follows:

“(i)           Specified Employees.  Notwithstanding any other provision of this Plan to the contrary, for any payment under this Plan that is made on account of a Participant’s termination of employment, and the Participant is a ‘specified employee’ as determined under the default rules under Code Section 409A on such date, the payment will be made on the day next following the date that is the six-month anniversary of the date of the Participant’s termination of employment, or, if earlier, the date of the Participant’s death; any payments that would have been paid prior to the six-month anniversary plus one day payment date specified above.”

5. Section 5 of the Plan is amended to read as follows:

“5.           Full Settlement.  Subject to Section 4(g), the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Associate under any of the provisions of this Plan. The Company shall pay in cash in a lump sum as incurred (within 15 days following the Company’s receipt of an invoice from a Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Company shall not be obligated to reimburse a Participant for legal fees and expenses incurred in connection with a claim that is frivolous or maintained in bad faith and the Company shall be entitled to recoup any such fees and expenses which it has already paid on be-half of the Participant; and, provided, further, that any reimbursements provided for under this sentence will not affect the fees or expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.”

Taubman Centers, Inc. has caused this Amendment to the Taubman Centers, Inc. Change of Control Severance Program to be executed by its duly authorized representative this 12th day of December, 2008.

TAUBMAN CENTERS, INC. By: /s/ Chris B. Heaphy Printed Name: Chris B. Heaphy Title: Assistant Secretary Date: December 12, 2008